Exhibit 10.9

FIFTH AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT UC Agreement Control No. 2006-04-0085

This Fifth Amendment to Exclusive License Agreement (“Fifth Amendment”), dated as of

October 21, 2009, is made by and among The Regents of the University of California, a California

corporation (“The Regents”), Medivation, Inc., a Delaware corporation (“Medivation”), and

Medivation Prostate Therapeutics, Inc., a Delaware corporation and subsidiary of Medivation

(“MPT”) (Medivation and MPT together “Licensee”).

BACKGROUND

A. The Regents, Medivation and MPT are parties to an Exclusive License Agreement, dated as of August 12, 2005 (the “Exclusive License Agreement”), as amended on November 4, 2005, May 8, 2006, June 12,2006 and July 17, 2007.

B. Medivation intends to grant an exclusive sublicense under the Exclusive License Agreement to the Designated Sublicensee (as defined in the Exclusive License Agreement as amended below).

C. The parties mutually intend to enter into this Fifth Amendment to amend the terms of the

Exclusive License Agreement, as specified below.

THEREFORE, the parties hereby agree as follows:

1.	Article 1 is amended by the addition of the following new Paragraphs 1.15, 1.16 and 1.17:
1.15	“Designated Sublicense” means the Sublicense granted by Licensee to the Designated Sublicensee.
1.16	“Designated Sublicense Agreement” means the agreement entered into by Licensee and the Designated Sublicensee pursuant to which the Designated Sublicense is granted.
1.17	“Designated Sublicensee” means any Sublicensee that Licensee and The Regents agree in writing is a Designated Sublicensee for the purposes of this Agreement.
2.	Article 3 (Sublicenses) is amended to include a new Paragraph 3.6:

3.6 If this Agreement is terminated for any reason other than (a) a termination by The Regents pursuant to Article 12 due to a material breach by Licensee of any material term or covenant of this Agreement, which material breach is caused by a material breach of a material term or covenant of the Designated Sublicense Agreement by the Designated Sublicensee, or (b) a termination by The Regents pursuant to Paragraph 6.3 for a failure by Licensee to perform any of the terms of such Paragraph, in all cases except (a) and (b), Paragraph 3.5 will not apply, and instead this Paragraph-3.6 will apply: For as long as the Designated Sublicensee Agreement remains in effect, the Designated Sublicense will survive and remain in full force and effect on an exclusive basis, and from and after the effective date of such termination with respect to Licensee, the Designated Sublicensee will be deemed to have the rights of

Licensee under this Agreement and will become responsible for fulfilling all of Licensee’s obligations and covenants under this Agreement that arise as a result of the exercise by the Designated Sublicensee of such Sublicense, including all financial terms.

3.	Paragraphs 6.3d and 6,3e are deleted and replaced with the following:

6.3d First application to market a Licensed Product to be filed in the U.S. or EU by the eleventh (11th) anniversary of the date of this Agreement.

6.3e	First Commercial Sale of a Licensed Product by the thirteenth (13th)

anniversary of the date of this Agreement.

4.	Article 7 (Patent Filing, Prosecution and Maintenance) is amended to include the following new Paragraph 7.8:

7.8	The Regents represents that as of October 21, 2009, except as requested by

Medivation in a notice provided pursuant to Paragraph 7.3, The Regents has not filed patent applications claiming or covering the Invention or corresponding with the Regents’ Patent Rights in any foreign country, and that all of the foreign patents and patent applications claiming or covering the Invention or corresponding with the Regents’ Patent Rights are subject to this Agreement (and are within the scope of the licenses and rights granted in Paragraphs 2.1 and 3.1). Notwithstanding the foregoing, no representation is made pursuant to this Section 7.8 with respect Patent No. 10/590,445, which The Regents is prosecuting in the United States without funding by Medivation.

5.	The second sentence of Paragraph 8.1 is amended to include the following at the end of such sentence:

. . . except that Licensee may notify a Sublicensee or Affiliate thereof of such infringement without consent of The Regents.

6.	Paragraph 8.2 is renumbered as Paragraph 8.2a. The third sentence of such Paragraph is deleted and replaced with the following:

If joinder of The Regents is required by applicable law to perfect or maintain jurisdiction with respect to any such suit, then subject to approval of the Board of Regents of the University of California, The Regents will join such suit, will consent to the jurisdiction of federal or state courts with respect to such suit, and will not oppose joinder in such suit, including on grounds of sovereign immunity. In the event of such required joinder, Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit,

7.	Article 8 (Patent Infringement) is amended to include the following new Paragraph 8.2b:

8.2b Notwithstanding anything contained in this Article 8 to the contrary, if the Infringement Notice is predicated on the receipt of a notice of certification sent or filed pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984, including pursuant to 21 U.S.C. 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), or any equivalent or similar notice or certification in any foreign jurisdiction, claiming that the patent is invalid or unenforceable or claiming that the patent will not be infringed by the Manufacture, use, marketing or sale of a product for which an application under the act is filed, then the Licensee may institute suit within the applicable timeframe required by law and may, if required to perfect or maintain jurisdiction with respect to such suit, name The Regents as a co-plaintiff in such suit, subject to approval of the Board of Regents of the University of California. In such circumstance, The Regents will use best efforts to obtain the approval of the Board of Regents of the University of California within 30 days of the Infringement Notice, and will notify Licensee no later than such 30th day whether the Board of the Regents of the University of California will grant such approval. Prior to initiating the suit, the Licensee will consult with The Regents to obtain its input with respect to the proposed suit, and will consider such input in good faith. Without limitation to the foregoing and subject to approval of the Board of Regents of the University of California, The Regents agree to cooperate with respect to such suit if named as a co- plaintiff, including by participating as a party plaintiff in any such suit, joining in such suit, consenting to the jurisdiction of federal or state courts, and not opposing joinder, including on grounds of sovereign immunity. The Regents may voluntarily join any such suit initiated solely by the Licensee at the Regents’ own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in the suit. If The Regents is named by the Licensee as a co-plaintiff in such a suit pursuant to the first sentence of this Paragraph 8.2b, then the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit. The Regents hereby acknowledges that the rights conferred on the Licensee pursuant to Paragraphs 8.1 and 8.2 may be exercised by a Sublicensee designated by the Licensee (including the Designated Sublicensee).

8.	Article 30 is amended by the addition of the following new Paragraph 30.2:

30.2 The Designated Sublicensee is an intended third-party beneficiary of this Agreement and certain of its provisions, including Paragraph 3.6, are for the benefit of the Designated Sublicensee and are enforceable by the Designated Sublicensee in its own name.

9. Except for the amendments specifically referenced above, all other terms of the Exclusive License Agreement remain unchanged and in full force and effect.

The Regents, Medivation and MPT have executed this Amendment in duplicate originals by their authorized officers on the dates written below:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By /s/ Clare T. Wake

Name: Claire T.Wake

Title: Assistant Director, Licensing

Date: October 21, 2009

MEDIVATION, INC.

By /s/ C. Patrick Machado

Name: C. Patrick Machado

Title: CFO

Date: 21 Oct. 09

MEDIVATION PROSTATE THERAPEUTICS, INC.

By /s/ C. Patrick Machado

Name: C. Patrick Machado

Title: CFO